UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
November 5, 2014

Blue Dolphin Energy Company

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-15905 (Commission File Number)	73-1268729 (IRS Employer Identification No.)

801 Travis Street, Suite 2100
Houston, TX 77002
(Address of principal executive office and zip code)

(713) 568-4725
(Registrant’s telephone number, including area code)
(Not Applicable)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[    ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

The information in this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, or otherwise subject to the liabilities of such section, and is not deemed incorporated by reference into any filings under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 1.01     Entry into a Material Definitive Agreement.

Master Easement Agreement – BDPL and FLNG

On October 30, 2014, FLNG Land, II, Inc., a Delaware corporation (“FLNG”) exercised its option to make a second payment of $250,000 to Blue Dolphin Pipe Line Company, a Delaware corporation and wholly owned subsidiary of Blue Dolphin Energy Company (“BDPL”), pursuant to a Master Easement Agreement (the “Master Easement Agreement”) dated December 11, 2013 (the “Effective Date”).  Under the Master Easement Agreement, BDPL is providing FLNG with: (i) uninterrupted pedestrian and vehicular ingress and egress to and from State Highway 332, across the certain property of BDPL to certain property of FLNG (the “Access Easement”) and (ii) a pipeline easement and right of way across certain property of BDPL to certain property owned by FLNG (the “Pipeline Easement” and together with the Access Easement, the “Easements”).  FLNG paid BDPL $250,000 on the Effective Date as initial consideration for the grant of the Easements.

FLNG’s second payment of $250,000 will result in FLNG making annual payments in the amount of $500,000 to BDPL in October of each year for a minimum of five (5) years.  One year after the final annual payment of $500,000 is made to BDPL, FLNG will begin paying to BDPL annual payments of $10,000 for so long as FLNG desires to use the Access Easement.

Letter of Intent – BDPL and FLEX

In connection with execution of the Master Easement Agreement, on December 11, 2013 (the “Effective Date”), BDPL also entered into a letter of intent (“Letter of Intent”) with Freeport LNG Expansion, L.P., a Delaware limited partnership (“FLEX”), whereby the parties will jointly evaluate the potential opportunities that can be jointly developed by the parties related to the production and sale of liquefied natural gas (“LNG”) for use as fuel in the U.S. domestic transportation market (the “Evaluation”).  The term of the Letter of Intent shall commence on the Effective Date and, unless mutually extended in writing by the parties, shall expire on the 180th day following the receipt by FLEX from the Federal Energy Regulatory Commission of authorization to construct FLEX’s proposed natural gas liquefaction and export facility.

The parties will jointly study the feasibility of jointly developing facilities to source and supply LNG for sale to third parties for use as transportation fuel in the U.S. domestic transportation markets from either: (i) FLEX’s terminal on Quintana Island, Texas or natural gas processing facilities near Oyster Creek, Texas or (ii) BDPL’s facilities near Oyster Creek, Texas.  The Evaluation will include analysis of: (i) the domestic LNG market, the economic feasibility of developing such facilities and a fatal flaw analysis, (ii) alternative options for LNG delivery to market, including by barge, container or truck (for potential delivery from the FLEX facilities), and (iii) the potential delivery of treated gas from FLEX’s natural gas treatment facility to BDPL’s adjacent facility for liquefaction and onward transportation, including by container or truck (for potential LNG delivery from the BDPL facilities).

The parties will prepare mutually acceptable definitive agreements reflecting the terms of the transaction (the “Definitive Agreements”) if the Evaluation leads to a potential transaction between the parties.  If the parties fail to execute Definitive Agreements, then FLEX, on or before December 31, 2021, may propose to sell or make an offer to sell to a third party any quantities of LNG for use as transportation fuel in the U.S. domestic transportation markets. However, FLEX shall first offer to BDPL the lesser of (a) the total quantity proposed to be sold or offered for sale and (b) 300,000 gallons per day (“BDPL First Right of Refusal”).  Under the BDPL First Right of Refusal, BDLP shall have a set period of time by which to make an offer to FLEX, and FLEX shall have a set period of time by which to negotiate and execute the terms and conditions of a mutually acceptable agreement for the offer.  After December 31, 2021, the BDPL First Right of Refusal shall no longer apply.

Remainder of Page Intentionally Left Blank

Item 9.01                      Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Master Easement Agreement effective as of December 11, 2013, by and between Blue Dolphin Pipe Line Company and FLNG Land, II, Inc.

10.2	Letter of Intent effective as of December 11, 2013, by and between Blue Dolphin Pipe Line Company and Freeport LNG Expansion, L.P.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:           November 5, 2014

Blue Dolphin Energy Company

/s/ JONATHAN P. CARROLL
Jonathan P. Carroll Chief Executive Officer, President, Assistant Treasurer and Secretary (Principal Executive Officer)

Exhibit Index

10.1	Master Easement Agreement effective as of December 11, 2013, by and between Blue Dolphin Pipe Line Company and FLNG Land, II, Inc.

10.2	Letter of Intent effective as of December 11, 2013, by and between Blue Dolphin Pipe Line Company and Freeport LNG Expansion, L.P.